Exhibit 10.54

LICENSE AGREEMENT

AGREEMENT, made as of the 1st day of September, 2000, between SIMON FRASER UNIVERSITY, of 8888 University Drive, Burnaby, British Columbia, V5A I S6 Canada (“LICENSOR”), and BENTHOS, INC., a Massachusetts corporation with a usual place of business situated at 49 Edgerton Drive, North Falmouth, Massachusetts 02556 U.S.A. (“BENTHOS”) (LICENSOR and BENTHOS are sometimes herein referred to collectively as “the Parties” and individually as a “Party”).

WITNESSETH

WHEREAS, LICENSOR owns or has the exclusive rights to United States Patent Application Number 09/148.131, filed September 4, 1998 (hereinafter further defined and referred to as “Licensed Patent Application”), which relates to technology and know-how related to the production of a new generation bathymetry system for use in swath bathmetry including 3D side scan for seafloor mapping (included fields of use), but not for use in mine hunting, forward looking or sector scan use or sub-bottom profiling (excluded fields of use) as described in Schedule A; and

WHEREAS, BENTHOS wishes to obtain, and LICENSOR is willing to grant, an exclusive, worldwide license under said Licensed Patent Application, and under Licensed Patents (as hereinafter further defined) for use in swath bathmetry including 3D side scan for seafloor mapping, but not for use in mine hunting, forward looking or sector scan use or subbottom profiling

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, the following terms shall be deemed to have the following meanings:

1.1	“Licensed Patent Applications” shall mean (a) United States Patent Application Number 09/148.131, filed September 4,1998 (b) any and all continuations, divisions, and continuations-in-part of such Application, whether related to such Application directly or through one or more intervening applications; (c) any foreign application for patent or utility model claiming priority in whole or in part from any of the applications identified in subparagraphs (a) and (b) above; and (d) any and all continuations, divisions, and continuations-in-part of any of the applications identified in subparagraph (c) above, whether related to such applications directly or through one or more intervening applications.

1.2	“Licensed Patents” shall mean (a) any and all patents and utility models issuing on or registered from any of the Licensed Patent Applications; and (b) any and all reexaminations, reissues, additions, or extensions of any of the patents or utility models identified in subparagraph (a) above.

1.3	“Licensed Product,” singular or plural, shall mean any module for Computed Angle of Arrival Transient Imaging (CAATI) and Small Aperture Range versus Angle (SARA) sonar, including without limitation swath bathymetry systems, 3-D side scan sonar imaging systems, wherein the manufacture, use, offer for sale, sale or importation of the module by BENTHOS would, but for the rights and license granted herein, constitute an infringement of a valid and enforceable claim of a subsisting Licensed Patent.

1.4	“Net Sales” shall mean BENTHOS’S total gross billings for sales, leases, or other dispositions of Licensed Products by BENTHOS and any of its Affiliates to any party which is not an Affiliate, less the following deductions where factually applicable: (a) discounts (other than advertising allowances, fees or commissions to salesmen or sales representatives), credits, rebates and other allowances allowed and taken; (b) transportation and insurance charges separately billed to the customer or prepaid; (c) special outbound packing separately billed to the customer or prepaid; (d) sales, use, turnover, and similar taxes and customs duties imposed upon and with specific reference to the particular sales of Licensed Products, excluding income tax of BENTHOS; and (e) amounts refunded or credited for returned merchandise. Net Sales shall not include sales, leases or other dispositions between the Parties, sales, leases or other dispositions by independent distributors, or sales, leases or dispositions between BENTHOS and its Affiliates.

1.4.1	“Sub-Licensing” shall mean the transfer by Benthos to a third party of some or all of the rights of BENTHOS as a licensee hereunder.

1.5	An “Affiliate” of a Party shall mean a corporation or other entity controlled by, controlling, or under common control with such Party. For the purpose of this Agreement, “control” or “controlling” means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or analogous interest in such corporation or other entity; or (b) the existence of any other relationship between LICENSOR or BENTHOS and such other corporation or entity which results in effective managerial control by one over the other, regardless of whether such control is continuously exercised.

1.6	“Effective Date” shall mean the date first written above.

SECTION 2

GRANT OF LICENSE

2.1	Subject to and contingent upon the issuance of the final approval of the Licensed Patent Applications, LICENSOR hereby grants to BENTHOS and its Affiliates, and BENTHOS hereby accepts, an exclusive, worldwide, royalty-bearing right and license under the Licensed Patent Applications and the Licensed Patents (with the right to grant sublicenses in the licensed fields of use) to make, have made, use, sell, offer for sale, lease and otherwise dispose of Licensed Products for use in swath bathmetry including 3D side scan, but not for use in mine hunting, forward looking or sector scan use. Such sublicenses have the prior written consent of the LICENSOR, but notice will be made to the LICENSOR and a copy of each sublicense granted will be furnished to the LICENSOR within 30 days after execution.

2.2	If for any reason BENTHOS, in its sole discretion, shall terminate the Consulting Agreement between Paul Kraeutner, Ph.D. and BENTHOS or between JKL Research Ltd., a British Columbia corporation. and BENTHOS dated on or about the date hereof, prior to the first anniversary date of the Consulting Agreement, then the License granted herein shall convert to a non-exclusive license on such termination date. The LICENSOR shall be duly notified by BENTHOS regarding such a change of status in the Consulting Agreement(s).

2.3	Notwithstanding Article 2.1 herein, the parties acknowledge and agree that the LICENSOR may use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational or other noncommercial use.

SECTION 3

LICENSE FEES AND ROYALTIES

3.1

In consideration of the rights and license granted to BENTHOS under this Agreement, BENTHOS agrees to pay to LICENSOR, a one-time license fee of Twenty Thousand ($20,000.00) Dollars (U.S.) (the “License Fee”) which shall be payable upon the execution of this Agreement. BENTHOS also agrees to pay to LICENSOR, a periodic royalty in the amount of six and one-quarter (6.25%) percent of its Net Sales of Licensed Products sold, leased or otherwise disposed of by or for BENTHOS, where the Licensed Product consists, in each instance, of a complete stand alone survey system and has not been combined with any other BENTHOS product. Where a Licensed Product has been combined with another BENTHOS product or other BENTHOS products, whether now existing or developed after the Effective Date, the royalty shall be calculated on the basis of that portion of the gross billing which is attributable to the Licensed Product. For example, if a Licensed Product has been combined with other BENTHOS products such that the gross billing amount for the complete product sold is $10,000 and the portion of the gross billing amount attributable to the Licensed Product is $6,000, the royalty due LICENSOR. shall be an amount equal to three and three-quarters percent (3.75%) of the Net Sales amount for the complete product sold (60% x 6.25%). Such royalty shall be paid by BENTHOS to LICENSOR within thirty (30) days after the end of each calendar quarter during the term of this Agreement. Only one periodic royalty shall be payable for sale, lease or other disposition of a Licensed Product even if the Licensed Product is covered by more than one Licensed Patent or more than one claim of any Licensed Patent. BENTHOS will provide a schedule of royalty payment calculations for each system where the Licensed Products is a subsystem of a larger system. No royalties shall be paid to LICENSOR for third-party products and systems that are incorporated into Licensed Products in order to satisfy specific customer requests.

3.2	LICENSOR may, at its option, give written notice that it intends to convert the exclusive license granted pursuant to paragraph 2.1 to an irrevocable, non-exclusive license if the total annual royalty paid by BENTHOS to LICENSOR in any one year during the term of this Agreement, as determined in paragraph 3.1 of this Agreement, is less than the minimum royalty due for that year according to the following schedule:

Year 1	-0
Year 2	$20,000
Year 3	$40,000
Year 4	$100,000
Year 5	$100,000

For purposes of this paragraph 3.2, Year 1 commences on that date on which BENTHOS officially introduces the Licensed Product to the marketplace (“Market Introduction Date”), Year 2 commences on the first anniversary of the Market Introduction Date, Year 3 commences on the second anniversary of the Market Introduction Date, and so on. Notice of the Market Introduction Date will be served to the LICENSOR. In the event that a Market Introduction Date has not been established within two (2) years of this Agreement, Year I commences on the second anniversary of this Agreement, Year 2 commences on the third anniversary of this Agreement and so on. In the event that the cumulative royalties paid during any given year are below the minimum royalty amount for that year, BENTHOS may, at BENTHOS’S option, elect to pay the difference to LICENSOR in order to maintain its license hereunder as an exclusive license. Any conversion to a non-exclusive license shall be effective ninety (90) days following receipt of LICENSOR’S notice by BENTHOS; provided, however, that if BENTHOS shall within sixty (60) days of receipt of such notice make up the difference between the total annual royalty for such year actually paid and the minimum royalty for that year, such notice shall not be effective, and the exclusive license set forth in paragraph 2.1 shall continue in effect.

3.3	If BENTHOS shall sublicense some or all of the License rights granted hereunder to a sublicensee during the Term hereof, as extended from time to time, then the royalty fee provided for in Section 3.1 which is due to LICENSOR, shall to the extent such License rights have been sublicensed be paid directly by a sublicensee to the LICENSOR hereunder in accordance with all the terms of this agreement and BENTHOS shall have no further obligation to pay such royalty fee or satisfy any other obligation of sublicensee.

SECTION 4

RECORDS, REPORTS AND PAYMENT OF ROYALTIES

4.1

BENTHOS shall maintain records in sufficient detail and, upon reasonable notice, allow any independent certified public accounting firm of recognized standing, appointed by LICENSOR, and reasonably acceptable to BENTHOS, to examine its consolidated books and records, and the books and records of its Affiliates pertaining to the Licensed Products. Such examinations shall occur only during business hours, upon reasonable notice and not more than twice a year, and shall be for the purpose of verifying the calculation of periodic royalties due under this Agreement and to otherwise establish compliance with the terms of this Agreement. A final such examination shall occur once during the year immediately succeeding termination of this Agreement. The fees and expenses of the accounting firm performing the examination shall be borne by LICENSOR. Unless written objection is made by LICENSOR and delivered to BENTHOS within sixty (60) days after completion of such examination, the calculation of royalties paid by BENTHOS prior to the date of such examination shall be final and binding on the Parties, except insofar as adjusted or corrected as a result of BENTHOS’s regular annual audit. Any information provided to LICENSOR or its accountants pursuant hereto shall be treated as Confidential and Proprietary Information of BENTHOS to be used only for the purpose of the examination in accordance with this paragraph 4.1.

4.2

BENTHOS agrees to submit written reports to LICENSOR within ninety (90) days after the last day of each full or partial calendar quarter during the term of this Agreement, stating in each such report the Net Sales of BENTHOS or the absence of such sales, for the previous calendar quarter for the sale, lease or other disposition of Licensed Products, and the periodic royalty due thereon. BENTHOS shall include in such reports a schedule of royalty payment calculations for each product sold where the Licensed Product is a component of a larger product or a sub-system of a larger system. The obligation to make royalty reports under this Agreement shall begin with the calendar quarter of

BENTHOS’ Market Introduction Date or other transfer of a Licensed Product subject to payment of royalty to LICENSOR, and shall continue thereafter. BENTHOS shall accompany each report with payment of the amount of royalties, if any, shown to be due by such report in accordance with Sections 3 and/or 4 hereof. In addition, BENTHOS shall make a written report to LICENSOR within ninety (90) days after the date of termination of this Agreement, stating in such report the Net Sales of BENTHOS of any Licensed Products not previously reported to LICENSOR and the periodic royalty due thereon, and shall accompany such report with payment of the amount of royalties shown to be due therein,

4.3	Payment shall be made to LICENSOR at the address set forth in Section 7.1 or such banking institution as LICENSOR may direct from time to time, in legal tender of the United States of America. In the event periodic royalties must be converted from foreign currency into United States Dollars, such conversion shall be calculated using the average exchange rate published in The New York Times for the thirty (30) day period immediately preceding payment

4.4

With the exception of income taxes imposed on LICENSOR, all other taxes and charges imposed by any governmental agency (except as provided in paragraph 1.4), and all expenses of currency conversion and transmission, shall be borne by BENTHOS and no deduction shall be made from such remittances for any such other taxes, charges or expenses. If income taxes imposed by law on remittances to be paid to LICENSOR under this Agreement are required to be withheld by BENTHOS and paid to any governmental taxing authority, such income tax may be deducted from remittances to LICENSOR and paid on LICENSOR’S behalf to such governmental taxing authority, but in such case the official tax receipt or a copy thereof shall be sent promptly to LICENSOR by BENTHOS. BENTHOS, at its expense, shall timely prepare all applications, reports and other documents required by any governmental authority to permit timely remittance to LICENSOR in accordance with this Agreement.

SECTION 5

TERM AND TERMINATION

5.1	The rights and licenses granted under this Agreement shall commence on the Effective Date.

5.2	Unless this Agreement shall be terminated by either Party pursuant to the provisions hereof; this Agreement shall remain in full force and effect for a term of five (5) years following the Market Introduction Date.

5.3	LICENSOR shall have the right to terminate this Agreement on sixty (60) days written notice to BENTHOS at any time on default by BENTHOS in the observance or performance of any covenant, condition or terms herein required to be observed and performed by BENTHOS. Termination under this paragraph 5.3 shall be effective at the end of such notice period, provided that BENTHOS shall not have corrected such default or embarked upon a course of action to correct such default and given written confirmation of same to LICENSOR within such notice period.

5.4

All rights and licenses granted under or pursuant to this Agreement by LICENSOR to BENTHOS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses and rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that

BENTHOS, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

5.5	This Agreement is terminable by BENTHOS upon sixty (60) days written notice to LICENSOR.

5.6	The license granted to BENTHOS pursuant to paragraph 2.1 hereof shall survive expiration of the term of this Agreement, provided that the license shall automatically revert, upon expiration, to an irrevocable, non-exclusive license and further provided that BENTHOS shall continue to pay royalties pursuant to the terms of paragraph 3.1 hereof.

5.7	Royalies in the amounts outlined in section 3.1 shall be paid for the use of any technology licensed in this agreement for the life of the associated patent.

5.8	If final approval of the Licensed Patent Applications has not been received within One Hundred Eighty (180) days of the date hereof, then BENTHOS may terminate this Agreement upon thirty (30) days written notice to LICENSOR.

SECTION 6

ASSIGNABILITY

6.1	This Agreement and the rights, licenses and obligations hereunder may not be assigned by either Party without the express written consent of the other Party, except as part of the sale of the assigning Party’s business to which the Licensed Patent Applications and Licensed Patents relate. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted assigns, trustees or receivers in bankruptcy or successors by merger, purchase of assets or otherwise.

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SECTION 7

NOTICE

7.1	Any notice or communication required or permitted to be given by either Party hereunder shall be in written form and shall be considered to be sufficiently given if mailed by registered or certified mail or transmitted by overnight courier, addressed to the parties hereto as follows:

To LICENSOR:

Director, University / Industry Liaison Office

Simon Fraser University

8888 University Drive, Bumaby, B.C. V5A 1S6

Telephone: (604) 291-4292

Facsimile: (604) 291-3477

To BENTHOS:

Benthos, Inc.

49 Edgerton Drive, North Falmouth, MA 02556-2826

Attention: President

Telephone: 508-563-1000

Facsimile: 508-563-6444

7.2	Such notices shall be effective upon receipt by the addressee.

SECTION 8

CONTROLLING LAW

8.1	The parties hereto agree that this Agreement shall be considered to have been made in, and construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts.

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SECTION 9

WARRANTIES, PARTIES’ RESPONSIBILITY, AND LIABILITY

9.1	LICENSOR warrants and represents that at the time of execution to its knowledge it is the owner of the Licensed Patents and Licensed Patent Applications, and that it has the right to grant the rights and license granted hereunder. LICENSOR further warrants and represents that the Licensed Products and parts and subassemblies thereof may be manufactured, used, sold, leased or otherwise disposed of, and BENTHOS may exercise all rights and licenses granted hereunder. BENTHOS shall not claim from LICENSOR for any and all losses, damages, costs and expenses (including reasonable legal fees on a solicitor and client basis) arising from any claim of patent or allegation or other proprietary right infringement upon the manufacture, marketing, use, sale, lease or other disposition of Licensed Products or the exercise of any license right under this Agreement limited to 50% of the License Fee.

9.2	Except as expressly provided herein, nothing contained in this Agreement shall be construed as:

(a) a warranty or representation that the exercise of rights and licenses granted under this Agreement shall be free from infringement of patents, other than the Licensed Patents and the Licensed Patent Applications; or

(b) a grant of any right, by license or otherwise, by either party to the other, under either Party’s patent, patent application (with the exception of the Licensed Patent Applications and Licensed Patents), trademark, copyright, know-how, or other intellectual property rights.

9.3	Notwithstanding any provision of this Agreement to the contrary, BENTHOS shall not be obligated to, and shall have no liability to LICENSOR for BENTHOS’S failure to evaluate, develop, test, conduct trials, make, have made, use, sell, lease or otherwise dispose of any Licensed Product. Except as provided in paragraph 3.2 above, BENTHOS shall have the unqualified right, at any time to cease or suspend all efforts to market Licensed Products. BENTHOS will serve notice to LICENSOR when a decision to cease or suspend efforts to market Licensed Products is made. Nothing herein shall prevent BENTHOS from setting its own prices for Licensed Products, or for products or systems containing Licensed Products, or determining BENTHOS’S marketing policies and practices in its sole discretion.

9.4

In the event BENTHOS believes that a third party is infringing a right contained within any of the Licensed Patents, BENTHOS shall notify LICENSOR of said alleged infringement, whereupon LICENSOR shall have option to take measures to prevent the infringement, whether by action, suit, proceeding or otherwise, and shall pay the entire cost of pursuing such measure(s) limited to 50% of the issued License Fees and royalties paid hereunder by Benthos or any third party to LICENSOR, so long as any such measure is initiated prior to conversion of BENTHOS’S license to a non-exclusive license pursuant to paragraphs 3.2 or 5.6. LICENSOR shall, within thirty (30) days after notice thereof, inform BENTHOS how and to what extent it is pursuing such third party alledged infringement. In the event LICENSOR does not take measures to prevent infringement by any third-party infringer as optioned hereunder, or in the event BENTHOS deems any such action taken by LICENSOR to be insufficient, BENTHOS shall have the right, but not the obligation, to pursue such infringer and to take such measures against such infringer as BENTHOS may reasonably deem appropriate.

BENTHOS shall have the sole right to any proceeds from such measure(s); provided, however, that BENTHOS shall pay a portion of any such recovery to LICENSOR, with such portion being equal to the royalty LICENSOR would have received had the sales, leases or other disposition by the third-party infringer been made by BENTHOS under this Agreement. In no case, however, shall the total royalty paid by BENTHOS to LICENSOR be more than the recovery, less reasonable expenses incurred in such action, suit or proceeding, including attorneys’ fees. LICENSOR shall, if requested, join as a party to any such suit or settlement and shall agree to sign all necessary rightful instruments, and do whatever else may be necessary to further the conduct of such proceedings.

9.5	If BENTHOS’S license has been converted to a non-exclusive license pursuant to paragraphs 2.2 or 3.2 above, LICENSOR shall have the sole right, but not the obligation, to take measures, except as to measures taken by BENTHOS pursuant to paragraph 9.4 prior to conversion of BENTHOS’S license to a non-exclusive license, to prevent the infringement by third-party infringers of any Licensed Patent, whether by action, suit, proceeding or otherwise and shall pay the entire cost of pursuing such measure(s). LICENSOR shall have the sole right to any proceeds from such measure(s).

9.6	Except as set forth above, neither BENTHOS nor LICENSOR shall have any other responsibilities or obligations in connection with actions to enforce the Licensed Patents.

SECTION 10

DISPUTE RESOLUTION

10.1	In the event of any dispute, controversy, or claim between the parties hereto arising from or relating to the subject of this Agreement (a “Dispute”), upon the written request of either party, each of the parties shall appoint a designated officer or other authorized representative to meet and negotiate in good faith to resolve such Dispute. Formal proceedings for the arbitration of such Dispute in accordance with Section 10.2 hereof may not be commenced until the earlier of (a) the expiration of thirty (30) days after the initial request for such negotiations, or (b) either of the designated officers or other authorized representatives concluding in good faith and notifying the other designated officer or representative that amicable resolution through continued negotiation of the matter in issue does not appear likely.

10.2

LICENSOR and BENTHOS stipulate and agree that if they are unable to resolve any Dispute as contemplated by Section 10.1 hereof, then such Dispute shall be resolved by final and binding arbitration by a panel of three (3) arbitrators in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Following notice of a party’s election to require arbitration, each party shall within thirty (30) days select and identify in writing to the other party one (1) arbitrator, and those two (2) arbitrators shall within thirty (30) days thereafter select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, the AAA shall within (30) days thereafter select such third arbitrator. Discovery as permitted by the Federal Rules of Civil Procedure then in effect shall be allowed in connection with arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrators. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. During any arbitration proceedings, all rights and obligations of the parties under this Agreement shall continue and all payments required to be made hereunder shall continue to be made. The fact that arbitration is or may be allowed shall not impair the exercise of any termination rights under this Agreement.

SECTION 11

MISCELLANEOUS

11.1	This Agreement shall be executed in two counterparts in the English language and each such counterpart shall be deemed an original thereof.

11.2	Upon the termination of this Agreement, BENTHOS shall have the right to dispose of all Licensed Products then on hand, including work in process, and to complete all orders for Licensed Products on hand as of the date it received notice of termination, but periodic royalties which would otherwise be payable pursuant to this Agreement had such termination not become effective shall continue to be paid with respect to all such Licensed Products when sold as though this Agreement had not been terminated.

113	Neither termination nor expiration of this Agreement shall terminate BENTHOS’S obligation to pay all periodic royalties which shall then have accrued up to the date of such expiration or termination. BENTHOS’S obligation to report royalties due and submit its books and records for inspection as provided in paragraph 4.1 hereof shall continue until BENTHOS’S royalty obligations shall have been fully determined and discharged by proper payment as provided in paragraph 5.7

11.4	LICENSOR shall promptly give notice to BENTHOS of and upon commencement of any voluntary or involuntary bankruptcy proceeding involving LICENSOR as a debtor. Likewise, BENTHOS shall promptly give notice to the LICENSOR of and upon commencement of any voluntary or involuntary bankruptcy proceeding involving BENTHOS as a debtor.

11.5	LICENSOR agrees that all information and documentation made available or disclosed to LICENSOR or its accountants by BENTHOS as a result of or related to this Agreement, or any negotiations therefor, shall be received and treated by LICENSOR as the confidential and proprietary information of BENTHOS to be used only for the purpose of LICENSOR’ S examination rights under Section 4 hereof.

SECTION 12

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto. No variation or modification of the terms of this Agreement nor any waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by an authorized representative of each Party.

SECTION 13

SEVERABILITY

This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

SECTION 14

WAIVER

Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

SECTION 15

RIGHT OF FIRST REFUSAL

In the event that LICENSOR develops new products or technology improvements in the future based on LICENSOR’S proprietary Licensed Patent Application and intends to grant license rights in such products or improvements for the exploitation of LICENSOR’S Licensed Patent Application, LICENSOR shall first give BENTHOS prior written notice of such intention. BENTHOS shall have the right, exercisable within ninety (90) days from the date of receipt of such notice, to indicate its intention in writing to enter into a license agreement with LICENSOR subject to terms and conditions mutually acceptable to LICENSOR and BENTHOS. If BENTHOS and LICENSOR shall fail to enter into a mutually acceptable license agreement within said ninety (90) day period, LICENSOR shall be free to license the new products or technology improvements to any third party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by duly authorized officers effective on the date and year first written above.

Simon Fraser University

LICENSOR		BENTHOS, INC.

By:	/s/ Mike Volker	By:	/s/ John Coughlin
Name:	Mike Volker	Name:	John Coughlin
Title:	Director, University Industry Liaison	Title:	President 9/26/00

SCHEDULE A

Imaging Methods and Apparatus Using Model-Based Array Signal Processing

This invention relates generally to the field of constructing two-dimensional or three-dimensional images or maps of surfaces and objects in a volume from signals scattered by those surfaces or objects. The invention has particular application in acoustic imaging. The invention may also be applied to radar imaging. The invention may be applied to terrain mapping, object detection, object avoidance, medical ultrasound imaging and the like.

This invention provides a method for imaging a region. The region may be underwater, in air or visceral. The method begins by transmitting a pulse toward the region. The pulse may be an acoustic pulse or an electromagnetic pulse. The method continues with the step of detecting a signal scattered from the region to yield a multi-channel scattering signal at a receive transducer array comprising of a plurality of N elements or N beam formed subarrays. L snapshots are obtained, where L is an integer with L>1, by sampling the scattering signal at one or more instants after transmitting the pulse to yield a plurality of complex samples. In a processing device, which may be a programmed computer, the plurality of complex samples are processed to obtain image data comprising angles of arrival from M principal scattering components, where M is an integer, with 1<M<N-1. The case where M>2 provides particular advantages over the current state of the art. Preferably the processing is performed by: constructing a sample matrix SL,M,.N from the complex samples; from the sample matrix computing a null-space vector w comprising a plurality of entries; computing a plurality of roots of a polynomial formed from the entries of the null-space vector, and, from the roots of the polynomial computing angles of arrival and amplitudes for M principal scattering components. Finally, the method stores the angles of arrival and optionally the amplitudes as image data.

Licensed Fields-of Use

The License agreement includes both the swath bathymetry field-of-use and the 3D sidescan field-of-use in underwater applications where:

swath bathymetry is an underwater field-of-use of the Licensed Patent in which the depth of the seafloor is estimated at several points across the track of a forward moving vessel or vehicle_ The across-track region is called a swath and extends directly athwartships in both the port and starboard directions (i.e. a swath bathymetry sonar is oriented in a side-looking configuration and is used for measuring bathymetry athwartships as the vessel or vehicle moves forward along a track). Both towed and direct vessel/vehicle mount configurations are possible for both surface and underwater vessels and vehicles. The transducer assembly is fixed in a direct side-looking configuration and cannot be mechanically or electronically scanned in any way.

3D sidescan is an underwater field-of-use of the Licensed Patent in which the depth of the seafloor combined with a coregistered measure of the acoustic reflectivity is estimated at several points across the track of a forward moving vessel or vehicle. The across-track region is called a swath and extends directly athwartships in both the port and starboard directions (i.e. a swath bathymetry sonar is oriented in a side-looking configuration and is used for measuring both bathymetry and acoustic reflectivity athwartships as the vessel or vehicle moves forward along a track). Both towed and direct vessel /vehicle mount configurations are possible for both surface and underwater vessels and vehicles. The transducer assembly is fixed in a direct side-looking configuration and cannot be mechanically or electronically scanned in any way.

Fields-of-Use Explicitly Excluded from the License

The License agreement explicitly excludes any field-of-use that is not underwater as well as the sector-scan, electronic sector-scan, forward-looking, mine-hunting and sub-bottom profiling fields-of-use in underwater applications where:

sector-scan is a field-of-use of the Licensed Patent in which acoustic backscatter is measured using a mechanically steered transducer assembly. Sector-scan differs from swath bathymetry and 3D sidescan in that for sector-scan, mechanical scanning is employed to scan a volume of water or an area of the seafloor.

electronic sector-scan is a field-of-use of the Licensed Patent in which acoustic backscatter is measured using an electronically steered transducer assembly. Electronic sector-scan differs from swath bathymetry and 3D sidescan in that for electronic sector-scan, electronic scanning is employed to scan a volume of water or an area of the seafloor.

forward looking is a field-of-use of the Licensed Patent in which a sonar transducer assembly is mounted on a vessel or vehicle with the transducer assembly oriented in a general forward-looking direction. Both towed and direct vessel/vehicle mount configurations are possible for both surface and underwater vessels and vehicles. Forward-looking differs from swath bathymetry and 3D sidescan in that for forward-looking, the main response axis of the transducer assembly is oriented in a general forward looking direction rather than directly to the side of a vessel or vehicle track. Forward-looking may include look-directions that are not directly forward mine-hunting is a field-of-use of the Licensed Patent in which a sonar is used for the purpose of detection and/or location of mines. Mine-hunting differs from swath bathymetry and 3D sidescan in that for mine-hunting, the sonar is used to identify and locate specific targets lying either on the seafloor or in the water column rather than to estimate the general bathymetry and/or acoustic reflectivity of the seafloor alone.

sub-bottom profiling is a field-of-use of the Licensed Patent in which acoustic backscatter is measured from regions below the water-seafloor interface (i.e. sub-bottom) for the purpose of mapping and or detecting/locating sub-bottom features or targets. Sub-bottom profiling differs from swath bathymetry and 3D sidescan in that for subbottom profiling, the objective is to measure acoustic backscatter from regions within the seafloor as well as from the water-seafloor interface.